Exhibit 5.1

August 7, 2019

Oranco, Inc.

One Liberty Plaza, Suite 2310 PMB# 21

New York, NY 10006

Ladies and Gentlemen:

Reference is made to the Amendment No.1 to the Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 as amended (the “Securities Act”), filed by Oranco, Inc., a Nevada corporation (the “Company”). Such Registration Statement relates to the registration for resale by the selling stockholders listed in the prospectus included in the Registration Statement (“Selling Stockholders”) of up to 7,389,808 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date; and (iii) that certain Share Exchange Agreement, dated as of June 29, 2018 by and between the Company and the Selling Stockholders.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited solely to Chapter 78 of the 2017 Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We assume no obligation to update or supplement our opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC